Exhibit 10.3

Alert: Management Services Agreement FINAL

Date:                      15 June                                           2011

(1)	Signature Industries Limited
(2)	Kannad SAS

Management Services Agreement

New Kings Court Tollgate Chandler's Ford Eastleigh SO53 3LG Reference: ILT. 572192.1

Contents

1	Interpretation	1
2	Term of Engagement	1
3	Duties	1
4	Reporting	1
5	Substitution of an Individual	1
6	Fees and Success Fee	1
7	Business Expenses	1
8	Other Activities	1
9	Confidential Information	1
10	Data Protection	1
11	Liability	1
12	Insurance	1
13	Intellectual Property	1
14	Termination	1
15	Obligations upon Termination	1
16	Consultant Status	1
17	Notices	1
18	Entire Agreement	1
19	Variation and Waiver	1
20	Assignment and Sub-Contracting	1
21	Counterparts	1
22	Third Party Rights	1
23	Applicable Law and Jurisdiction	1
Schedule 1 Services		1
Schedule 2 Retainer		1
Schedule 3 Success Fee – calculation of profit arising from PELS Contract		1
Schedule 4 Reporting Information		1
Schedule 5 Calculation of Success Fee		1

This Agreement is dated                    15 June              2011

Between

(1)
Signature Industries Limited, a company incorporated and registered in England and Wales (registered number 02800561) whose registered office is at Tom Cribb Road Thamesmead London SE28 0BH (the Client).

(2)	Kannad SAS a company incorporated under the laws of France whose principal place of business is at Z.I des 5 Chemins BP 23 56520 Guidel France (the Consultant).

Agreed Terms

1	Interpretation

1.1	In this Agreement (unless the context requires otherwise) the following words shall have the following meanings:

BSA means the business sale agreement between (1) the Client (2) McMurdo Limited and (3) Digital Angel Corporation in respect of the acquisition by McMurdo of the Sarbe business and certain assets from the Client dated 31 May 2011 (as later amended by an agreement amending the business sale agreement entered into by the same parties on the same date as this Agreement);

Business means the residual business of Sarbe carried on by the Client as at the date of this Agreement which is engaged in the manufacture and sale of personal location beacons and complimentary search and rescue equipment including the performance of the PELS Contract;

Business Day means a day (not being a Saturday or Sunday) when clearing banks are open in the City of London for the transaction of general banking business;

Business Opportunities means any opportunities which the Consultant or the Individual becomes aware of during the Engagement which relate to the Business or which the Consultant or the Individual reasonably considers might be of benefit to the Client or the Business;

Capacity means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

Commencement Date means the date of this Agreement;

Confidential Information means all information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, affairs and finances of the Client for the time being confidential (irrespective of whether it is expressly designated as confidential) to the Client including, without limitation, any information relating to the Client's operations, processes, plans intentions, product information, price lists, pricing structures, know-how, design rights, trade secrets, software market opportunities, customers and technical data and know-how relating to the business of the Client or any of its business contacts and all information derived from the above;

Consultant's Solicitors means Blake Lapthorn of New Kings Court, Tollgate, Chandler's Ford, Eastleigh, SO53 3LG (reference: ILT.572192.1);

Engagement means the engagement of the Consultant by the Client on the terms of this Agreement;

Group means in respect of a company, that company, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Seller or of any such holding company.  "Holding company" and "subsidiary" shall have the meanings given in section 1159 of the Companies Act 2006 and "subsidiary undertaking" and "parent undertaking" shall have the meanings given in section 1162 of the Companies Act 2006;

Individuals means Jean Pierre Bardon, Frederic Picard and Johann Bielke or such Substitute as may be appointed from time to time (and Individual shall mean anyone of them) in accordance with clause 5;

Initial Period means the period of 9 calendar months commencing on the Commencement Date;

Insurance Policies means commercial general liability insurance cover and any other insurance cover as may be required in respect of the Services or under this Agreement from time to time;

Insolvency Event means, in relation to a party if that party:

a)	has a receiver, manager or administrative receiver appointed over it or any of its assets;

b)	suspends or threatens to suspend payment of its debts generally;

c)
is or becomes unable to pay its debts when they are due or is or becomes unable to pay its debts or is presumed to be insolvent within the meaning of the insolvency legislation applicable to that party;

d)	if the party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

e)	suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business involved in the performance of this Agreement;

f)	has an administrator appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to a point, an administrator in respect of it;

g)
has an application order made for its winding up or dissolution, or a resolution is passed or any steps are taken to pass a resolution for its winding up or dissolution, otherwise and for the purpose an amalgamation or reconstruction that has the prior written consent of the party;

h)	without limitation the operation of the events referred to above, the party proposes or enters into some other form of insolvency or administration whether formal or informal; or

i)
any event occurs or proceeding is taken in respect of that party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in paragraphs a) to h) above.

Intellectual Property Rights means all patents, rights to inventions, utility models, copyright and related rights, trademarks, service marks, trade, business and domain names, rights in trade dress or get up, rights and goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, rights in Confidential Information (including knowhow and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of detection in any part of the world and Intellectual Property Right means any one of the Intellectual Property Rights;

PELS Contract means the contract made between (1) the Client and (2) the UK Ministry of Defence dated 28 July 2008 (as later amended by an amendment agreement dated 18 May 2010) for the supply and manufacture of the Personal Emergency Location System;

Retainer means the sum of £300,000 in respect of the Services to be provided under this Agreement and which shall be paid by the Client into the Retainer Escrow Account on the date of this Agreement and which shall be then paid to the Consultant in accordance with the provisions of Schedule 2;

Retainer Escrow Account means the client sterling deposit account operated by the Consultant's Solicitors held with National Westminster Bank plc, sort code 56-00-64, account number 00103659, address 130 Commercial Road Portsmouth PO1 1ES;

Services means the services to be provided by the Consultant in a consultancy capacity to the Client to facilitate the management and satisfaction of the PELS Contract as more particularly described in Schedule 1 and to be provided in accordance with clause 3;

Substitute means a substitute for an Individual appointed under the terms of clause 5.1;

Success Fee means such sum, capped at £500,000, representing 50% of all cash arising from the payments made to the Client by the UK Ministry of Defence under the PELS Contract after deduction by the Client of certain liabilities including but not limited to the items listed below and/or detailed in column one (labelled “PELS”) in Schedule 3 calculated in respect of incomes or costs incurred in cash by the Client after the Commencement Date:

a)	the employee bonus payable by the Client and as set out in clause 11 of the TSA;

b)	the cost of providing 10 year product warranty under the PELS Contract, to be quantified and calculated in accordance with Schedule 5; and

c)
the cost of continued integrated logistic support under certain contracts that relate to the PELS Contract between (1) the Client and (2) the UK Ministry of Defence to be quantified and calculated in accordance with Schedule 5;

Termination Date means the date of termination of this Agreement howsoever arising;

TSA means the transitional services agreement of even date made between (1) the Client (2) McMurdo Limited and (3) Digital Angel Corporation relating to the provision of certain services relating to the business sold by the Client to McMurdo Limited pursuant to the terms of the BSA;

VAT means value added tax charged pursuant to the Value Added Tax Act 1994 and any similar replacement or additional tax; and

Work Results means any item of work carried out and delivered pursuant to this Agreement as part of or arising out of the Services such as any hardware, software, data schemes or other technology or any design or recommendation for the foregoing and any prepared materials such as graphic designs, photographs, video sequences, musical compositions, text, page layouts, reports, spreadsheets and similar documents and any updates, additions or modifications to the same.

1.2	In this Agreement (except where the context otherwise requires):

1.2.1	any reference to a clause, sub-clause or Schedule is to a clause or, sub-clause of or schedule to this Agreement. References to paragraphs are to paragraphs of the Schedules;

1.2.2	headings are included for convenience only and do not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders; and

1.2.5	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression is illustrative only and does not limit the sense of the words preceding those terms.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

2	Term of Engagement

2.1	The Client shall engage the Consultant and the Consultant shall make available to the Client the Individuals to provide the Services on the terms of this Agreement.

2.2
The Engagement shall commence on the Commencement Date and subject to earlier termination in accordance with the provisions of clause 14 of this Agreement shall continue in force for the Initial Period following which it shall continue until terminated by either party giving to the other not less than 2 months' prior written notice, such notice not to expire before the end of the Initial Period.

3	Duties

3.1	During the Engagement the Consultant shall, and (where appropriate) shall procure that the Individuals shall:

3.1.1	provide the Services with all reasonable care, skill, ability and expertise and use its or his best endeavours to promote the interests of the Client;

3.1.2	provide the Services to the reasonable satisfaction of and in compliance with the reasonable requirements of the Client;

3.1.3	promptly give to the Client all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Client;

3.1.4	where necessary provide at the Consultant's own cost all such equipment and training as is reasonable for the performance of the Services;

3.1.5	provide the Services at the Client's registered office or at any other location as reasonably requested by the Client from time to time; and

3.1.6
where necessary attend meetings with the Client where the Consultant's or Individuals' expertise is required. For the avoidance of doubt, the Consultant and/or the Individuals shall be entitled to attend and assist in the CDR and FCDR meetings convened by the Client with the UK Ministry of Defence from time to time as required for the purposes of the PELS Contract.

3.2	The Consultant shall use its best endeavours to ensure that the Individuals are available at all reasonable times to provide such assistance or information as the Client may require.

3.3	Unless it or he has been specifically authorised to do so by the Client in writing:

3.3.1	neither the Consultant nor the Individuals shall have any authority to incur any expenditure in the name of or for the account of the Client; and

3.3.2	the Consultant shall not hold itself (and shall procure that each of the Individuals shall not hold himself) out as having authority to bind the Client.

3.4
The Consultant shall, and shall procure that the Individuals shall, comply with all reasonable standards of safety and comply with the Client's health and safety, site and security procedures and the Client's IT security policies and protocols when accessing or using the Client's IT systems (which the Consultant or Individuals may only do with the consent of the Client) at the premises where the Services are provided and report to the Client any unsafe working conditions or practices.

3.5
The Consultant acknowledges that as part of the Services, the Individuals will be working with the Client's employees and accordingly, the Consultant shall, (and shall procure that the Individuals shall) comply with all UK employment legislation (to the extent that the same is applicable to the supply of the Services) and the Consultant shall immediately refer any issues arising in relation to the Client's employees as soon as the same comes to its or the Individuals' attention.

3.6
The Consultant undertakes to the Client that during the Engagement it shall, and shall procure that the Individuals shall, take all reasonable steps to offer (or cause to be offered) to the Client any Business Opportunities as soon as reasonably practicable after the same shall have come to its or his knowledge and in any event before the same shall have been offered by the Consultant or the Individuals (or caused by the Consultant or the Individuals to be offered to) any other party including, for the avoidance of doubt, any member of the Consultant's Group.

3.7
The Consultant may use another person, firm, company or organisation to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Client will not be liable to bear the cost of such functions and that the Client's prior written approval to any such arrangements is obtained by the Consultant.

4	Reporting

4.1
The Client and the Consultant shall convene quarterly meetings to discuss the Services and the Client shall permit the Individuals and/or other representatives of the Consultant's Group (as the Consultant may reasonably direct from time to time), to attend such meetings.

4.2
The agenda for the quarterly meetings shall contain the key issues set out in Schedule 4 and the Client shall prepare and table at the quarterly meeting the information set out in Schedule 4 for review provided always that the Client is not obliged to produce, for such meetings, data which is not part of its accounting and IT systems.  The Consultant shall prepare (or cause to be prepared) such information as may be required by the Client in respect of the Services for the purposes of the quarterly meetings or to enable the Client to prepare the information set out in Schedule 4.

4.3
The parties will use all reasonable endeavours to consult and agree any changes to this Agreement and/or the Services provided and any agreed changes will only take effect once signed by or on behalf of each of the parties.

5	Substitution of an Individual

5.1
If any Individual is unable to provide the Services due to illness or injury the Consultant shall advise the Client of that fact as soon as reasonably practicable and shall provide such evidence of the Individuals' illness or injury as the Client may reasonably require.

5.2
The Consultant may with the prior written approval of the Client appoint a suitably qualified and skilled Substitute to perform the Services instead of the Individuals, provided that the Substitute shall be required to enter into direct undertakings with the Client, including with regard to confidentiality.

5.3	For the avoidance of doubt, no additional fees shall be payable by the Client in respect of the appointment of a Substitute by the Consultant under clause 5.2.

6	Fees and Success Fee

6.1
In consideration of the provision of the Services, the Client shall pay to the Consultant the Success Fee as soon as reasonably practicable following completion of the production phase of the PELS Contract and receipt of payment due under the PELS Contract from the UK Ministry of Defence.

6.2	During the Engagement, the Client shall pay the Retainer to the Consultant in accordance with the provisions of Schedule 2.

6.3	The Client hereby agrees that it shall:

6.3.1	retain 50% of any revenue (the Revenue Reserve) in its bank account provided always that the Revenue Reserve shall not be required to exceed £500,000; and

6.3.2	not declare any dividend, make any distribution or take such similar action which would have the effect of reducing the Revenue Reserve except as may be required by law until the payment of the Success Fee under this Agreement has been satisfied.

6.4
For the purposes of clause 6.3 "revenue" shall mean the net revenue of the Seller arising as a result of payments by the UK Ministry of Defence under the PELS Contract after deduction by the Seller of the actual costs incurred up to and including the date of the relevant payment by the UK Ministry of Defence computed as per  the definition of Success Fee.

7	Business Expenses

For the avoidance of doubt, the Consultant shall (at its sole cost) be responsible for all expenses (including, for the avoidance of doubt, all personal living and travel expenses) properly and necessarily incurred by the Consultant or the Individuals in the course of the Engagement but excluding any business expenses incurred in the ordinary course of the Consultant and/or the Individuals providing the Services to the Client in relation to the PELS Contract and the Parties agree that such expenses shall be covered by the monthly payments out of the Retainer made to the Consultant pursuant to the provisions of Schedule 2.

8	Other Activities

8.1
Nothing in this Agreement shall prevent the Consultant or the Individuals from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement provided that:

8.1.1	such activity does not cause a breach of any of the Consultant's obligations under this Agreement; and

8.1.2
the Consultant shall not, and shall procure that the Individuals shall not, engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Client without the prior written consent of the Client.

9	Confidential Information

9.1
The Consultant acknowledges that in the course of the Engagement it and the Individuals will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause 9.

9.2
The Consultant shall not, and shall procure that the Individuals shall not (except in the proper course of its or his duties) either during the Engagement or at any time after the Termination Date, use or disclose to any firm, person or company including the Consultant’s Group (and shall use its best endeavours and procure that the Individuals shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

9.2.1	any use or disclosure authorised by the Client or required by law; or

9.2.2	any information which is already in, or comes into, the public domain otherwise than through the Consultant's or the Individuals' unauthorised disclosure; or

9.2.3
any information which was known to the Consultant or to the Individuals before the date of this Agreement and in relation to which the Consultant or the Individuals were under no obligation of confidence.

9.3	The Consultant and the Individuals will not use any Confidential Information except for the purposes of performing the Services.

9.4
If the Individuals is performing the Services on the Client's premises, the Consultant will not and will procure that the Individuals will not copy or remove from the Client's premises any material containing any Confidential Information without the Client's express written permission. In other circumstances the Consultant and/or the Individuals may only copy and remove and/or export such material as is strictly necessary to enable the Consultant or the Individuals to provide the Services from a remote location.

9.5
The Consultant shall not advertise or publicly announce that it is providing the Services to the Client without the prior consent of the Client, such consent not to be unreasonably withheld or delayed.

10	Data Protection

10.1
The Consultant shall procure that each of the Individuals consent to the Client holding and processing data relating to him for legal, personnel, administrative and management purposes and in particular to the processing of any "sensitive personal data" (as defined in the Data Protection Act 1998) relating to that Individual including, as appropriate:

10.1.1	information about the Individuals' physical or mental health or condition in order to monitor sick leave and take decisions as to the Individuals' fitness for work; or

10.1.2	the Individuals' racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

10.1.3	information relating to any criminal proceedings in which the Individuals has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

10.2
The Consultant consents (and shall procure that the Individuals consent) to the Client making such information available to those who provide products or services to the Client (such as advisers), regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Client or any part of its business insofar as such disclosure is required for the purposes of the Services.

10.3
The Consultant consents (and shall procure that the Individuals consent) to the transfer and/or storage of such information to the Client's business contacts outside the European Economic Area for the Client's reasonable business purposes.

11	Liability

11.1
Notwithstanding the provision of the Services by the Consultant in accordance with this Agreement, the Client shall remain responsible for any loss, liability or costs incurred by the Client in connection with the PELS Contract and nothing in this Agreement shall transfer such loss, liability or costs or create any liability to the Consultant in connection with the PELS Contract.

11.2
Subject to clause 11.3, the Consultant's total aggregate liability to the Client arising under or in connection with this Agreement, whether arising in contract tort (including negligence) or restitution or for breach of statutory duty or misrepresentation, or otherwise shall be limited to the Price (as defined in clause 1.1 of the Business Sale and Purchase Agreement) less £300,0001.

11.3	Nothing in this clause 11 shall operate to limit or exclude the liability of either party to the other for the following:

11.3.1	death or personal injury resulting from that party’s negligence;

11.3.2	any damage or liability incurred as a result of the party’s fraud or fraudulent misrepresentation;

11.3.3	any liability incurred as a result of the breach of the obligations implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods & Services Act 1982; and

11.3.4	any other acts or omissions for which a governing law prohibits the exclusion or limitation of liability.

11.4
Without prejudice to clause 11.2, the Consultant shall be liable for and shall indemnify the Client against any liability, loss, costs, expenses, claims or proceedings whatsoever arising and any statute or common law in respect of:

11.4.1	any loss or damage to property (whether real or personal); or

1 Consistent with new drafting in TSA and BPA

11.4.2	any injury to any person, including injury resulting in death.

in consequence of or in any way arising out of the provision of the Services or the use of the Client’s premises by the Consultant or the Individuals except insofar as such loss, damage or injury shall have been caused by negligence on the part of the Client or its employees or agents.

12	Insurance

12.1
The Consultant shall ensure that the Insurance Policies are taken out and maintained with reputable insurers and that the level of cover and other terms of insurance are acceptable to and agreed by the parties.

12.2	The parties shall comply (and in the case of the Consultant, the Consultant shall procure that the Individuals comply) with all terms and conditions of the Insurance Policies at all times.

13	Intellectual Property

13.1
Any Intellectual Property Rights made or discovered by the Consultant or the Individuals during the Engagement capable of being used by the Client will be disclosed by the Consultant to the Client and where the Intellectual Property Rights was produced in the course of providing any Services for the Client, such Intellectual Property Rights will belong to and be the absolute property of the Client or such other person as may be nominated by the Client for that purpose.

13.2	The Consultant undertakes to keep confidential all details relating to any Intellectual Property Rights made or discovered pursuant to clause 13.1 above.

13.3
The Consultant will, and will ensure that the Individuals will, if and when required by the Client (whether during the Engagement or after the Termination Date) apply or join to apply to register any of the Intellectual Property Rights developed pursuant to this clause 13.

13.4
The Consultant will and will ensure that the Individuals will, excuse and deliver any documents required of them to recognise and give effect of the rights of the Client in the Intellectual Property Rights developed pursuant to this clause.

14	Termination

14.1
This Agreement may be terminated by either party if the other party fails to remedy any breach of a material term of this Agreement which is not remedied within 20 Business Days of receipt by the breaching party of a notice detailing the breach and requiring its remedy from the non-breaching party.

14.2	Notwithstanding the provisions of clauses 2.2 and 14.1, this Agreement may also be terminated with immediate effect on written notice:

14.2.1	by either party upon termination of the PELS Contract for whatever reason by the UK Ministry of Defence; or

14.2.2	by the Client if the Consultant and/or the Individuals commits an act or omission of dishonesty, incompetence or negligence or is convicted of an indictable offence; or

14.2.3	by either party if an Insolvency Event occurs in respect of the other party.

14.3	On termination of this Agreement the Client will pay to the Consultant:-

14.3.1	the relevant proportion of the Success Fee up to the date of termination in relation to Services performed by the Consultant to the Client's satisfaction; and

14.3.2	the balance of the Retainer standing in the Escrow Account in accordance with Schedule 2.

14.4
The rights of the Client under this clause 14 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this Agreement by the Consultant as having brought the Agreement to an end. Any delay by the Client in exercising its rights to terminate shall not constitute a waiver thereof.

15	Obligations upon Termination

15.1	On the Termination Date the Consultant shall, and shall procure that the Individuals (and any Substitute) shall:

15.1.1
immediately deliver to the Client all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Client or its business contacts, any keys, and any other property of the Client, which is in its or his possession or under its or his control;

15.1.2
irretrievably delete any information relating to the business of the Client stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its or his possession or under its or his control outside the premises of the Client; and

15.1.3	if required by the Client provide a signed statement that it or he has complied fully with its or his obligations under this clause 15.1.

16	Consultant Status

16.1
The relationship of the Consultant (and the Individuals) to the Client will be that of independent contractor and nothing in this Agreement shall render it (nor the Individuals) an employee, worker, agent or partner of the Client and the Consultant shall not hold itself out as such and shall procure that the Individuals shall not hold himself out as such.

16.2	This Agreement constitutes a contract for the provision of services and not a contract of employment and accordingly:

16.2.1
the Consultant shall be fully responsible for and shall indemnify the Client for and in respect of any income tax, national insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law.  The Consultant shall further indemnify the Client against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Client in connection with or in consequence of any such liability, deduction, contribution, assessment or claim;

16.2.2
this Agreement is not an exclusive arrangement and (subject to Clause 8) nothing in this Agreement shall prevent the Consultant or the Individuals from engaging in any consultancy or other services for any third party;

16.2.3
the Consultant acknowledges that it and the Individuals should make its and his own sickness, disability, insurance and pension arrangements, that it and the Individuals are responsible for any and all related payments and that the fee covers these payments and any entitlement to holiday pay;

16.2.4
the Client is not obliged to provide the Consultant or the Individuals with work nor is the Consultant or the Individuals obliged to perform services for the Client beyond the termination or expiry of this Agreement;

16.2.5	the Consultant shall comply with all legal and fiscal obligations of the UK in which the Services are performed including any requirement to register residency.

17	Notices

17.1
Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by recorded delivery or special delivery post to the relevant party at its registered office for the time being or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

17.1.1	if delivered personally, at the time of delivery;

17.1.2	in the case of recorded delivery or special delivery post, 48 hours from the date of posting;

17.1.3	in the case of fax, at the time of transmission.

17.2
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as recorded delivery or special delivery post or that the notice was transmitted by fax to the fax number of the relevant party).

17.3	Any notice required to be given under the terms of this Agreement shall not be validly served if sent by email.

18	Entire Agreement

18.1	This Agreement:

18.1.1	constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

18.1.2
(in relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

18.2
Each of the parties acknowledges that it is not relying on any statements, warranties or representations given or made by either of them in relation to the subject matter hereof, save those expressly set out in this Agreement, and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or referred to in it) save to the extent that they arise out of the fraud or fraudulent misrepresentation of any party.

19	Variation and Waiver

19.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

19.2
No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy.  No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

20	Assignment and Sub-Contracting

20.1
Neither party may assign, transfer or sub-contract any of its rights or benefits under this Agreement without the prior written consent of the other party, except that either party may assign, transfer or sub-contract its rights under this Agreement to another member of its Group with prior written notice to the other Party.

21	Counterparts

21.1	This Agreement may be executed in any number of counterparts, each of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

22	Third Party Rights

22.1
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Consultant and the Client shall have any rights under it. The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

23	Applicable Law and Jurisdiction

23.1
English law governs this Agreement.  Each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts over any claim or matter arising out of or in connection with this Agreement.

In witness whereof this Agreement has been executed as a deed and takes effect on the date stated at the beginning of it.

Signed as a Deed by JEAN PIERRE BARDON a director, on behalf of Kannad SAS in the presence of:	JEAN PIERRE BARDON
Witness’s signature
Name (in block capitals)
Address

Occupation

Signed as a Deed by MIKE COOK a director, on behalf of Signature Industries Limited in the presence of:	MIKE COOK
Witness’s signature
Name (in block capitals)
Address

Occupation